Exhibit 99.2

PRESS RELEASE

FOR IMMEDIATE RELEASE

EAGLE FOOD CENTERS

P.O. Box 6700, Rock Island, Illinois 61204-6700
Executive Offices & Distribution Center
Route 67 & Knoxville Road,
Milan, Illinois 61264
Telephone: 309-787-7700/
Fax: 309-787-7895

Contact:	Anita-Marie Laurie

Romelia Martinez

310-788-2850

Eagle Announces Second Auction Results

Albertsons Emerges Highest Bidder for 5 Stores

Milan, Illinois --- September 2, 2003 – Eagle Food Centers, Inc., which owns and operates supermarkets in Illinois and Iowa, announced today that it has accepted bids for certain assets of five of its stores.

Albertsons, Inc. emerged as the successful bidder for the following stores: Morris, IL; Dixon, IL; New Lenox, IL; Peru, IL and Geneseo, IL including the building and land of the Geneseo location.

Eagle intends to submit the results of the August 29, 2003 auction for approval by the United States Bankruptcy Court for the Northern District of Illinois at a hearing in Chicago on September 11, 2003.

The Company continues to pursue opportunities for the balance of its stores.

# # #

This press release includes statements that constitute “forward-looking” statements.  These statements are made pursuant to the Safe Harbor provisions of the Private Securities Litigation Reform Act of 1995.  These forward looking statements involve risks and uncertainties that could render them materially different, including, but not limited to, acceptance of the Company’s products in the marketplace, the effect of economic conditions, the impact of current and additional competitive stores and pricing, availability and costs of inventory, employee costs and availability, the rate of technology change, the cost and uncertain outcomes of pending and unforeseen litigation including the Second Bankruptcy Case, the availability and cost of capital including the continued availability of capital under the DIP financing, supply constraints or difficulties, the effect of the Company’s accounting policies, the effect of regulatory and legal developments and other risks detailed in the Company’s Securities and Exchange Commission filings or in material incorporated therein by reference.

Similarly, these and other factors, including the terms of any reorganization plan ultimately confirmed, can affect the value of the Company’s various prepetition liabilities and common stock. No assurance can be given as to what values, if any, will be ascribed in the bankruptcy proceedings to each of these constituencies.  Accordingly, the Company urges that the appropriate caution be exercised with respect to existing and future investments in any of these liabilities and/or securities.